Exhibit 10.1

2UniFi, LLC
2023 Equity Unit Incentive Plan

Article I
Purpose of Plan

The 2UniFi, LLC 2023 Equity Unit Incentive Plan (this “Plan”) is designed to (a) promote the long-term financial interests and growth of 2UniFi, LLC (the “Company”) and its Affiliates by attracting and retaining management and other personnel with the training, experience and ability to enable them to make a substantial contribution to the success of the Company and its Affiliates; (b) motivate management personnel by means of growth-related incentives to achieve long-range goals; and (c) further the alignment of interests of Participants with those of the members of the Company and its Affiliates and the direct and indirect members of the Company and its Affiliates through opportunities for increased equity, or equity-based ownership, in the Company.

Article II
Definitions

Terms that are capitalized but not defined herein shall have the meanings set forth in the Limited Liability Company Agreement of the Company, dated as of December 11, 2023, as amended, modified or supplemented from time to time (the “LLC Agreement”).  As used in this Plan, the following words shall have the following meanings:

“Award” means a grant of a Class B Unit to a Participant pursuant to this Plan.

“Award Agreement” means a written agreement between the Company and a Participant that sets forth the terms, conditions and limitations applicable to an Award.

“Board” means (a) before an IPO, the Managing Member Board, and (b) on or after an IPO, the board of directors of the IPO Corporation. “Committee” means the committee described in Article III (or if a committee has not been appointed by the Board, the Board shall be deemed to be the Committee for purposes of this Plan) or the Board, if it acts in lieu of the Committee.

“Executive Officer” means an “officer” within the meaning of Section 16 of the Exchange Act.

“NBHC” means the National Bank Holdings Corporation.

“NBHC Compensation Committee” means the compensation committee of the board of directors of NBHC.

“Participant” means an employee, director or member, consultant or other service provider of the Company or any of its Affiliates who is selected by the Board or the Committee to participate in this Plan; provided that the participation of any Executive Officer of NBHC shall be subject to the approval of the NBHC Compensation Committee.

Article III
Administration
3.1Generally.  This Plan shall be administered by the Board or, if the Board shall so determine, by a Committee consisting of one or more members of the Board.  The members of the Committee shall be selected by the Board.  If, for any reason, a member of the Committee shall cease to serve, the vacancy shall be filled by the Board.  During any period of time in which this Plan is administered by the Board, all references in this Plan or any Award Agreement to the Committee shall be deemed to refer to the Board.
3.2Power of the Committee.  Except as otherwise provided in an Award Agreement, the Committee shall have full power and authority to administer and interpret this Plan, Awards granted under this Plan and each Award Agreement, including, without limitation, the power to (a) exercise all of the powers granted to it under this Plan; (b) construe, interpret and implement this Plan and any Award Agreement; (c) prescribe, amend and rescind rules and regulations relating to this Plan, including rules governing its own operations; (d) make all determinations necessary or advisable in administering this Plan, Awards and any Award Agreements; (e) correct any defect, supply any omission and reconcile any inconsistency in this Plan, Awards or any Award Agreement; (f) amend this Plan, Awards and any Award Agreement to reflect changes in applicable law or, without the consent of the Participants, make any other amendment not adverse to the Participants as determined in good faith (subject to the approval of the NBHC Compensation Committee in the case of any individual who is an Executive Officer of NBHC); (g) determine from among those Persons determined to be eligible for this Plan, the particular Persons who will be Participants (subject to the approval of the NBHC Compensation Committee in the case of any individual who is an Executive Officer of NBHC); (h) grant Awards under this Plan (subject to the approval of the NBHC Compensation Committee in the case of any individual who is an Executive Officer of NBHC) and determine the terms and conditions of such Awards, consistent with the express limitations of this Plan; (i) delegate such powers and authority to such Persons as it deems appropriate; provided that any such delegation is consistent with applicable law and any guidelines as may be established by the Board from time to time; and (j) waive any forfeiture, vesting or other conditions under any Awards (subject to the approval of the NBHC Compensation Committee in the case of any individual who is an Executive Officer of NBHC).  The determination of the Committee on all matters relating to this Plan, any Award Agreement or any Awards shall be final, binding and conclusive upon all Persons, subject to the approval of the NBHC Compensation Committee in the case of any individual who is an Executive Officer of NBHC to the extent required under by law or determined to be reasonable and appropriate. Notwithstanding the general rule of this Section 3.2 or anything to the contrary in the LLC Agreement, any determination as to whether “Cause” or “Good Reason” exists shall (x) with respect to a Participant who is subject to an Individual Agreement containing such term(s), be made in accordance with the procedures set forth in the Individual Agreement by the Person who is authorized to make such determination under the Individual Agreement; and (y) with respect to any Participant, including those party to an Individual Agreement, be subject to de novo review after a Change in Control or a Parent Change in Control.
3.3Professional Assistance; Committee Actions.  The Committee may employ counsel, consultants, accountants, appraisers, brokers or other Persons at the expense of the Company.  The Board, the Committee, the Company, and the officers and Members of the

Company shall be entitled to rely upon the advice, opinions or valuations of any such Persons.  Except as otherwise provided in an Award Agreement, all actions taken and all interpretations and determinations made by the Committee shall be final and binding upon all Participants, the Company and all other interested Persons.  No member of the Board or the Committee shall be personally liable for any action, determination or interpretation made with respect to this Plan or the Awards, and all members of the Board and the Committee shall be fully protected by the Company with respect to any such action, determination or interpretation.
Article IV
Awards
4.1Grant of Awards.  From time to time, the Committee will determine the amounts, terms, conditions and limitations of Awards, consistent with the terms of this Plan, subject to the NBHC Compensation Committee’s approval right as set forth in Section 3.2.  The amount, terms, conditions and limitations of each Award under this Plan shall be set forth in an Award Agreement, in a form approved by the Committee.  Unless otherwise agreed upon by the Committee or provided in any Award Agreement, the Participant shall pay any taxes due in respect of any Award in cash.
4.2LLC Agreement.  As a condition to the grant of an Award, the applicable Participant shall be required to become a party to the LLC Agreement (and, if applicable, his or her spouse shall execute a spousal joinder agreement in the form provided by the Company), execute such other documents and instruments as are reasonably and customarily required by the Company to evidence compliance with applicable federal and state securities and “blue sky” laws, and the Class B Units acquired will be held subject to, and in compliance with, the terms and conditions of the LLC Agreement (other than as provided by the last sentence of Section 3.2).
Article V
Class B Units Subject to this Plan; Limitations and Conditions
5.1Units Available for Awards.  Subject to Article VII, 200,000 Class B Units shall be available for Awards under this Plan.  Unless restricted by applicable law, Class B Units related to Awards that are forfeited, repurchased, terminated or canceled shall immediately become available for new Awards; provided, however, that any Class B Units withheld in payment of taxes in respect of any Award shall not become available for new Awards.
5.2Terms of Awards.  At the time an Award is made or amended or the terms or conditions of an Award are changed in accordance with the terms of this Plan or the Award Agreement, the Committee may provide for limitations or conditions (including vesting terms and conditions) on such Award in accordance with this Plan.  For the avoidance of doubt any Class B Units granted as Awards under this Plan shall be subject to the repurchase rights set forth in Section 5.7 of the LLC Agreement; provided that the determination as to whether “Cause” exists for such repurchase rights shall be made in accordance with the last sentence of Section 3.2, notwithstanding anything to the contrary in the LLC Agreement.
5.3Transfer Restrictions.  Other than as specifically provided in the LLC Agreement or the Award Agreement to be entered into by and between the Company and a given Participant, no Award or benefit under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void.  Unless otherwise determined by the Committee and other than specifically provided in the LLC Agreement or the Award Agreement, an Award shall not be transferable or assignable by the Participant other than by will or by the laws of descent and distribution.
5.4Rights as Members.  Other than as specifically provided in the LLC Agreement or the Award Agreement, Participants shall not be, and shall not have any of the rights or privileges of, Members of the Company in respect of any Awards settled, convertible or exchangeable into Class B Units, unless and until book entry representing such Class B Units has been made and admission of the Participant as a Member pursuant to the LLC Agreement has occurred.
5.5Coordination with Other Benefit Plans.  Absent express provisions to the contrary in the applicable retirement, severance or other benefit plan or arrangement, no Award under this Plan shall (a) be deemed compensation for purposes of computing benefits or contributions under any retirement or severance plan of the Company or its Affiliates; or (b) affect any benefits under any other benefit plan of any kind now or subsequently in effect under which the availability or amount of benefits is related to level of compensation.
Article VI
transfers and leaves of absence

For purposes of this Plan, unless the Committee determines otherwise:  (a) a transfer of a Participant’s service without an intervening period of separation among the Company and any of its Affiliates shall not be deemed a termination of service; and (b) a Participant who is awarded in writing a leave of absence or who is entitled to a statutory leave of absence shall be deemed to have remained in the service of the Company (and any of its Affiliates) during such leave of absence.

Article VII
Adjustments for Changes in Capitalization and Reorganization Events
7.1Unit Change.  In the event of an equity dividend, equity split, reverse equity split, separation, spinoff, reorganization, extraordinary dividend of cash or other property, equity combination, or recapitalization or similar event affecting the capital structure of the Company (each, a “Unit Change”), the Committee shall, in such manner and on such terms and conditions as it, in good faith, deems necessary or appropriate, and in all cases subject to the LLC Agreement, adjust any of (a) the number and kind of Class B Units subject to this Plan, as set forth in Section 5.1, and available for or covered by Awards and the Benchmark Amount thereof; (b) any performance goals governing the vesting of such Awards; and (c) any other provisions of Awards affected by such Unit Change as it deems, in good faith, to be equitable or necessary.
7.2Reorganization Event.  In the event of a merger, consolidation, acquisition of property or shares, Unit rights offering, liquidation, disaffiliation (other than a spinoff) (including, but not limited to, a Change in Control) or similar transaction or event (each, a “Reorganization Event”), the Committee shall, in its sole discretion and in such manner and on such terms and conditions as it, in good faith, deems necessary or appropriate, and in all cases subject to the LLC Agreement, make such substitutions or adjustments as it deems appropriate and equitable to the outstanding Awards.  Without limiting the generality of the foregoing, in the event of a Reorganization Event the Committee may take any one or more of the following actions:
(a)the Committee may provide, either by the terms of the agreement governing such transaction or by action taken before the occurrence of such transaction or event, for either (i) the cancellation of any portion of the outstanding Awards for an amount of cash or other property or a combination thereof having an aggregate value equal to the amount that could have been attained upon the realization of the Participant’s rights had such Award (or portion thereof) been fully vested, as determined by the Committee in its sole discretion, or (ii) the replacement of an Award, whether vested or unvested, with other rights or property, including cash, selected by the Committee in its sole discretion, which replacement award may be subject to vesting or the lapsing of restrictions, as applicable, on terms not substantially less favorable in the aggregate to the affected Participant than the terms of the Award for which such replacement award is substituted;
(b)the Committee may provide, either by the terms of such Award or by action taken before the occurrence of such transaction or event, that upon such event, such Award be assumed by the successor or survivor entity, or a parent or subsidiary thereof, or shall be substituted for by similar awards covering the securities of the successor or survivor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of securities subject to such Award, the Benchmark Amount thereof and any performance goals governing the vesting of such Awards; and
(c)the Committee may make adjustments in the number and type of Class B Units (or other securities or property) subject to outstanding Awards or in the terms and conditions of (including the Benchmark Amount, the repurchase price, the vesting schedule or the performance goals governing the vesting of such Awards), and the criteria included in, outstanding Awards and the related agreements and Awards that may be granted in the future.
7.3Fractional Units.  Any adjustment provided under this Article VII may, in the Committee’s discretion, provide for the cash payment of any fractional Class B Unit that might otherwise become subject to an Award.
7.4Other Distributions.  The Committee may, in its discretion, also make adjustments of the type described in this Article VII to take into account distributions to Members or any other event if the Committee determines in good faith that adjustments are appropriate to avoid distortions in the operation of this Plan and to preserve the value of Awards made hereunder.
7.5Coordination with the LLC Agreement.  Notwithstanding anything contained in this Article VII to the contrary, (a) if an event occurs that gives rise to the application of Section 2.09 of the LLC Agreement, then Section 2.09 of the LLC Agreement shall apply in lieu of the adjustment provisions of this Article VII; and (b) if an event occurs that gives rise to a distribution pursuant to Section 4.5 of the LLC Agreement, then the terms of Section 4.5 of the LLC Agreement shall govern in lieu of this Article VII.
7.6Other Units.  References in this Plan to Class B Units shall be construed to include any securities resulting from any adjustment described in this Article VII.

7.7Binding Effect.  Determinations of the Committee under this Article VII shall be conclusive and binding on all parties.
Article VIII
Amendment and Termination
8.1Awards.  The Committee shall have the authority to amend outstanding Awards; provided that no such action shall modify an Award in a manner materially adverse to the applicable Participant without the Participant’s consent, except to the extent that such modification is provided for or contemplated in the terms of the Award or this Plan (including, for the avoidance of doubt, pursuant to Article VII).
8.2Plan.  The Board may amend, suspend or terminate this Plan; provided that no such action shall affect an outstanding Award in a manner materially adverse to the applicable Participant without the Participant’s consent, except to the extent that such action is provided for or contemplated in the terms of the Award or this Plan (including, for the avoidance of doubt, pursuant to Article VII).
Article IX
Governing Law
9.1Generally.  This Plan, the legal relations between the parties and the adjudication and the enforcement thereof, shall be governed by and interpreted and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware, without regard to the conflict of law provisions thereof that could result in the application of the laws of any other jurisdiction.
9.2Non-U.S. Participants.  The Committee may make Awards to employees, nonemployee members of the Board, consultants or other natural Persons having a service relationship with the Company or any of its Affiliates who are subject to the laws of jurisdictions other than those of the United States, which Awards may have terms and conditions that differ from the terms thereof as provided elsewhere in this Plan for the purpose of complying with non-U.S. laws or otherwise as deemed to be necessary or desirable by the Committee.
Article X
Taxes
10.1Section 409A of the Code.  It is intended that all Awards under this Plan and the Award Agreements thereunder not be subject to the provisions of Section 409A of the Code, as in effect as of the date of adoption of this Plan or as subsequently modified, or to the extent subject to such provisions, then to comply in all material respects with such provisions.  In the event that Section 409A would impose a detriment on a Participant, taken as a whole, with respect to the Awards granted under this Plan, then the Board shall consider in good faith modifications or amendments to this Plan and the Award Agreement intended to eliminate or ameliorate such detriment; provided that, in no event shall the Board be required to modify or amend this Plan or an Award Agreement in a manner adverse to the Company.

10.2Tax Withholding.  If the Company or any Affiliate shall be required to withhold any amounts by reason of any federal, state, local or foreign tax rules or regulations in respect of any Award, the Company or any Affiliate shall be entitled to take such action as it deems appropriate to ensure compliance with such withholding requirements.  The Company or any of its Affiliates shall have the right, at its option, to (a) require the Participant to pay or provide for payment of the amount of any taxes that the Company or any of its Affiliates may be required to withhold with respect to such Award, (b) deduct from any amount otherwise payable in cash (whether related to the Award or otherwise) to the Participant the amount of any taxes that the Company or any of its Affiliates may be required to withhold with respect to such Award, or (c) if the Committee determines, to withhold Class B Units subject to the Award having a Fair Market Value of the minimum amount of any taxes that the Company or any of its Affiliates are required to withhold with respect to such Award (or such greater amount as determined by the Committee).
Article XI
Miscellaneous
11.1ERISA.  This Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended.
11.2No Right of Employment or Service.  Nothing contained herein, in an Award Agreement or in an Award shall confer on any employee, director or consultant any right to be continued in the employ or service of the Company or any Affiliates, constitute any contract or agreement of employment or other service, or affect an employee’s status as an at-will employee, nor shall anything contained herein, in any Award Agreement or an Award affect any rights that the Company or its Affiliates may have to change a person’s compensation or other benefits or terminate such person’s employment or association with the Company or its Affiliates for any reason (with or without Cause, with or without compensation) at any time.
11.3Unfunded Plan.  Unless the Committee determines otherwise, no benefit or promise under this Plan shall be secured by any specific assets of the Company or any of its Affiliates, nor shall any assets of the Company or any of its Affiliates be designated as attributable or allocated to the satisfaction of the Company’s obligations under this Plan.
11.4Nonuniform Determinations.  The Committee’s determinations under this Plan need not be uniform and may be made by it selectively among Persons who receive or are eligible to receive Awards (whether or not such Persons are similarly situated).  Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make nonuniform and selective determinations, and to enter into nonuniform and selective Award Agreements, as to the Persons to receive Awards under this Plan and the terms and provisions of Awards under this Plan.
11.5Section Headings; Construction.  The section headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of the sections.  All words used in this Plan shall be construed to be of such gender or number, as the circumstances require.  Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms and the word “or” is not exclusive.

11.6Severability.  If any provision of this Plan or any Award Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable for any reason, the illegality, invalidity or unenforceability shall not affect the remaining provisions of this Plan and such Award Agreement and such illegal, invalid or unenforceable provision shall be deemed modified as if such provision had not been included.
11.7Clawback Policy.  All Awards granted under this Plan are subject to the Company and NBHC’s policies on, or any provisions in an Award Agreement or Individual Agreement with a Participant providing for, recoupment of gains realized from any Awards as may be in effect from time to time, and will be subject to recoupment of forfeiture, as applicable, in accordance with any such policies or agreements or as required by applicable law, including NBHC’s clawback policy adopted in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act.
11.8Survival of Terms; Conflicts.  The provisions of this Plan shall survive the termination of this Plan to the extent consistent with, or necessary to carry out, the purposes thereof.  Each Award Agreement remains subject to the terms of this Plan; provided, however, that, in the event of any conflict between specific provisions of this Plan and an Award Agreement, the Award Agreement shall control.

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